EXHIBIT 99

Date:	April 14, 2005

Subject:	Baldor Electric Company
1st Quarter 2005 Results and Discussion

Page:	1 of 2

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced the unaudited results of the first quarter of 2005.

	1st Quarter		% Change
(in thousands except per share data)	2005	2004
	13 weeks ended
	Apr 2 2005	Apr 3 2004
Net Sales	$170,596	$152,823	+ 12%
Cost of Sales	124,185	110,635

Gross Profit	46,411	42,188	+ 10%
SG&A	29,673	28,555

Operating Profit	16,738	13,633	+ 23%
Other (Income) Expense	506	268
Profit Sharing	1,912	1,560

Earnings Before Income Taxes	14,320	11,805	+ 21%
Income Taxes	5,298	4,365

Net Earnings	$9,022	$7,440	+ 21%

Earnings Per Share – Diluted	$0.27	$0.22	+ 20%
Dividends Per Share	$0.15	$0.14	+ 7%

Average Shares Outstanding	33,781	33,439	+ 1%

John McFarland, Chairman and CEO, commented on the Company’s results. “We are pleased to announce record sales for the first quarter of $170.6 million, an increase of 12%. Earnings were up 21%, and earnings per diluted share increased 20% to $0.27. Operating margins improved from 8.9% last year to 9.8%, the highest in over four years, in spite of continued rising material costs.”

McFarland also said, “We are optimistic about 2005 because of the new products we are introducing and the new customers we have earned. Incoming orders remain good although not at the growth rate of the last half of 2004.”

Balance Sheet Summary
(in thousands)	2005	2004
	Apr 2 2005	Apr 3 2004
Cash & Marketable Securities	$39,071	$49,780
Trade Receivables – net	105,166	96,929
Inventories	126,521	114,267
Working Capital	215,942	176,148
Total Debt	104,025	105,281
Shareholders’ Equity	287,711	265,326

Cash Flow from Operations (YTD)	$4,346	$8,046

Operating Margins
	Sales (in millions)	Operating Margins
Q1 ‘04	$153	8.9%
Q2 ‘04	$164	9.5%
Q3 ‘04	$169	9.5%
Q4 ‘04	$163	9.5%
Q1 ‘05	$171	9.8%

Q … How did your balance sheet change during the quarter?

Record sales during the quarter required additional investments in inventory and receivables. We also utilized cash to repurchase shares, pay dividends, and invest in capital equipment. We improved the time it takes to collect receivables when compared to last year and last quarter.

(continued on page 2)

For more information contact
Date:	April 14, 2005	Baldor Electric Company	Phone: 479-646-4711
		P O Box 2400	Fax: 479-648-5752
Subject:	Baldor Electric Company	Fort Smith, Arkansas 72902	Website: www.baldor.com
	1st Quarter 2005 Results and Discussion	John A. McFarland	Chairman & CEO
		Ronald E. Tucker	President, CFO & Secretary
Page:	2 of 2	Tracy L. Long	Treasurer & Assistant Secretary

Q … Where did you see strength in your business?

Our record sales during the quarter were primarily due to a 14% increase in motors and a 5% increase in drives. Our international sales were up 11% for the quarter, with the strongest increases coming from Asia and Canada. Sales to distributors grew slightly more than sales to original equipment manufacturers.

Generator sales increased 1% for the quarter. While military sales dropped during the quarter, our non-military generator sales were up over 30%.

Q … Has there been any decrease in raw material costs?

No. Steel and aluminum prices have flattened out, but copper prices continued to increase during the quarter.

Q … What progress are you making toward reaching your goal of a 13.8% operating margin?

Manufacturing productivity improved significantly during the quarter. Unfortunately, that benefit was offset by rising material costs. During the quarter, we also began the relocation of our linear motor plant from California to Fort Smith, Arkansas. This move, which will be complete by the end of the second quarter, will help us further reduce manufacturing expense.

Selling and administrative costs declined to 17.4% during the quarter from 18.7% one year ago.

Q … Are you introducing any new products this quarter?

During the next month we will begin production on the new H2 family of drives. Introduced during National Manufacturing Week in Chicago, the H2 has many customer-requested features, including an ethernet server expansion board, allowing customers to monitor motors and drives over the internet.

At the Hannover Fair in Germany this week, we are introducing our DDL family of controls. This digital technology makes it easier for customers to link multiple drives together.

Q … What are your capital expenditure plans for the year?

We expect to invest $19.5 million in our plants this year, up from $17.5 million last year. The majority of this investment will be to further improve productivity and quality.

Q … When will you update us again?

The Company will hold its annual Shareholders’ Meeting on Saturday, April 16 in Fort Smith, Arkansas at 10:30 a.m. (CDT). A copy of the presentation will be available through the Company’s website www.baldor.com.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectation such as “outlook”, “optimistic”, “trends”, “expect(s)”, “assuming”, “expectations”, “forecasted”, “estimates”, “expected”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.